Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF A

PUBLIC LIMITED COMPANY

Company Number 10980824

The Registrar of Companies for England and Wales, hereby certifies that

GATES INDUSTRIAL CORPORATION PLC

is this day incorporated under the Companies Act 2006 as a public company, that the company is limited by shares, and the situation of its registered office is in England and Wales.

Given at Companies House, Cardiff, on 25th September 2017.

The above information was communicated by electronic means and authenticated by the

Registrar of Companies under section 1115 of the Companies Act 2006